Exhibit 99

Contact:

Robert J. McCormack	Sandra J. Miller
President and Chief Executive Officer	EVP & Chief Banking Officer
Sun Bancorp, Inc.	Sun Bancorp, Inc.
570-523-4301	570-523-4305
bmccormack@sunbankpa.com	smiller@sunbankpa.com

SUN BANCORP INCREASES QUARTERLY CASH DIVIDEND

Selinsgrove, PA – SUN BANCORP, INC.  (NASDAQ: SUBI)  The Board of Directors of Sun Bancorp, Inc. announced that on April 24, 2003, it declared a quarterly cash dividend of $0.1815 per share.  The dividend will be payable June 13, 2003 to shareholders of record May 30, 2003.

The $0.1815 per share dividend represents a 10% increase from the previous quarterly cash dividend of $0.165 per share declared on January 23, 2003.

Sun Bancorp, Inc., headquartered in Lewisburg, Pennsylvania, is a $1 billion financial holding company with 23 branches and over 45 ATMs in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Leasing, Mid-Penn Insurance and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun Bancorp, Inc. has reached agreements to acquire Steelton Bancorp, Inc. during the second quarter of 2003 and Sentry Trust Company during the third quarter of 2003.  Sun Bancorp, Inc. is traded on NASDAQ under the symbol “SUBI”. For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, the risk that proposed acquisitions may not be consummated and that the acquired companies may not be successfully integrated, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.